REGISTRATION NO. 333-119311

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8 POS

REGISTRATION STATEMENT
Under the Securities Act of 1933

HOUSERAISING, INC.
(Exact name of registrant as specified in its charter)

North Carolina	56-2253025
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4801 EAST INDEPENDENCE BOULEVARD, SUITE 201
CHARLOTTE, NORTH CAROLINA 28212
(704) 532-2121
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Full Title of Plans:
2004 NON-QUALIFIED STOCK COMPENSATION PLAN
(Full title of the plans)

Robert V. McLemore
President
4801 East Independence Boulevard, Suite 201
Charlotte, North Carolina 28212
(704) 532-2121
(Name, address and telephone number of agent for service)

Copy to:
Harold H. Martin, Esq.
Attorney at Law
17111 Kenton Drive, Suite 100B
Cornelius, North Carolina 28031
Tel: (704) 894-9760
Fax: (704) 894-9759

CALCULATION OF REGISTRATION FEE

TITLE OF		PROPOSED	PROPOSED
SECURITIES		MAXIMUM	MAXIMUM	AMOUNT OF
TO BE	AMOUNT	OFFERING	AGGREGATE	REGISTRATION
REGISTERED	TO BE REGISTERED	PRICE PER	OFFERING	FEE
		SHARE (1)	PRICE

Common Stock	162,412	$.46	$74,709.52	$9.47
$.001 par value

Total	162,412		$74,709.52	$9.47

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the bid and asked prices as of June 14, 2005.

EXPLANATORY NOTE

This registration statement includes two parts. The documents constituting the prospectus under Part I of this registration statement for the 2004 Non-Qualified Stock Compensation Plan (the "Plan Prospectus") will be sent or given to participants in the Stock Compensation Plan as specified by Rule 428(b) under the Securities Act of 1933 (the "Securities Act"). The Plan Prospectus has been omitted from this registration statement as permitted by Part I of Form S-8. The second prospectus (the "Reoffer Prospectus") to be used in connection with reoffers and resales of HouseRaising's common stock issued to HouseRaising's directors as compensation for their services. The Reoffer Prospectus is filed as part of this registration statement as required by Form S-8.

PART I - INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1 - PLAN INFORMATION

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the HouseRaising, Inc. 2004 Non-Qualified Stock Compensation Plan as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the Plan Prospectus, meeting the requirements of Section 10(a) of the Securities Act. The Reoffer Prospectus to be used in connection with sales of common stock issued to HouseRaising's officers and directors as compensation for their services will be used to meet the requirements of Section 10(a) of the Securities Act with respect to those securities.

ITEM 2 - REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION

Upon written or oral request by a participant in the Plan listed in Item 1,HouseRaising will provide any of the documents incorporated by reference in Part II, Item 3 of this registration statement (which documents are incorporated by reference into the Plan Prospectus), as well as any other documents required to be delivered to participants pursuant to Rule 428(b). All of such documents and information will be available without charge. Any and all requests should be directed to Christine Carriker, HouseRaising, Inc., 4801 East Independence Boulevard, Suite 201, Charlotte, North Carolina 28212 (telephone:704-532-2121).

REOFFER PROSPECTUS

HOUSERAISING, INC.
4801 EAST INDEPENDENCE BOULEVARD, SUITE 201
CHARLOTTE, NORTH CAROLINA 28212
(704) 532-2121

162,412 SHARES OF COMMON STOCK

This reoffer prospectus relates to up to 162,412 shares of the common stock, par value $0.001 per share, of HouseRaising, Inc. ("HouseRaising") which may be offered from time to time by the selling shareholders, all of whom are HouseRaising's "affiliates" (as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933). The selling shareholders acquired the shares pursuant to grants as compensation for their services as officers, directors, and advisors to HouseRaising.

Our stock is traded on the Over-the-Counter Bulletin Board (the OTCBB, symbol HRAI). On June 14, 2005, the average of the bid and ask price of our stock on the OTCBB was $.46 per share.

The selling shareholders may offer the shares for sale at prevailing prices on the OTCBB on the date of sale. They may also sell their shares in private transactions under Rule 144, pledge their shares from time to time, or make gifts of the shares.

We will not receive any proceeds from the sales of the shares by the selling shareholders. We paid the cost of the preparation of this prospectus and of registration. All brokerage commissions, discounts and other selling expenses will be incurred and borne by the individual selling shareholders.

Please read the Risk Factors listed on page 5 of this reoffer prospectus.

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. HouseRaising has not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus is accurate for any date other than the date on the front of this reoffer prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

June 16, 2005

1 SUMMARY OF THE COMPANY AND THIS OFFERING	5
1.1 The Company	5
1.2 The Offering	5

2 RISK FACTORS	6

2.1 We need to grow through establishing and acquiring new design businesses	6
2.2 We may not be able to successfully compete with other design operations	6
2.3 If our president leaves, our operations and growth could be slowed	6
2.4 Our business is subject to heavy government regulation	6
2.5 The sale of large amounts or our stock could reduce our stock price	7

3 USE OF PROCEEDS	7

4 SELLING SHAREHOLDERS	7

5 PLAN OF DISTRIBUTION	7

6 INCORPORATION BY REFERENCE	8

7 INDEMNIFICATION OF DIRECTORS AND OFFICERS	9

DEALER PROSPECTUS DELIVERY OBLIGATION:

UNTIL JULY 26, 2005 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

HOUSERAISING, INC.
4801 EAST INDEPENDENCE BOULEVARD, SUITE 201
CHARLOTTE, NORTH CAROLINA 28212
(704) 532-2121

162,412 SHARES OF COMMON STOCK

1 - SUMMARY OF THE COMPANY AND THIS OFFERING

This Reoffer Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Reoffer Prospectus.

1.1 THE COMPANY

We own a proprietary process for designing and constructing custom homes more efficiently than prevailing systems today. Based on our designer's 20-plus years of experience in the construction industry, our system allows both builders and individuals to custom design homes and predict building costs with improved accuracy, in some cases as close as one-half of one percent of the actual building cost. We are developing this system for application throughout the United States, and have begun designing homes for construction in our first region in Charlotte, North Carolina.

1.2 THE OFFERING

Common stock outstanding on April 29, 2005                                        38,126,787

Shares offered by selling shareholders                                                  162,412

Shares offered by HouseRaising itself                                                   None

Use of Proceeds                                                                                  The selling shareholders will
sales of their stock.
HouseRaising will not receive
any proceeds from the sale of
   shares by the selling share- holders.

The sales may occur in transactions on the OTCBB at prevailing market prices or in private negotiated transactions. We are paying for the expenses incurred in registering the Shares, including legal fees.

The shares being sold are "control securities" under the Securities Act of 1933 (the "1933 Act") because they have been owned by officers, directors, and major shareholders who have control of the company. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for sales by the selling shareholders to the public without restriction. To our knowledge, the selling shareholders have no arrangement with any brokerage firm for the sale of the Shares. The selling shareholders may be deemed to be "underwriters" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

2 -  RISK FACTORS

In this section we highlight the risks associated with our business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Prospectus.

2.1 WE NEED TO GROW THROUGH ESTABLISHING AND ACQUIRING NEW DESIGN BUSINESSES.

Our success depends on our ability to continue to expand operations through the acquisition of new design businesses (meaning buying other companies that do our same type of custom home design work) or opening new branch offices throughout the nation to do our same type of custom home design work. Risks related to this type of acquisition and expansion include the risk that we could not efficiently operate additional businesses or branch offices, the existence of undisclosed actual or contingent liabilities associated with acquired designers, inability to fund working capital requirements of additional designers or branch offices, and inability to locate and/or establish branch offices which have a positive effect on our operations.

2.2 WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE WITH OTHER DESIGN OPERATIONS.

There are many other custom home designers that compete with us. Some are in-house at large custom home builders. Some are architectural firms. Others have software to design custom homes, which they sell to either the builder or the individual homebuyer looking to create their own design. Many of these competitors are larger and better funded than we are, and have larger client bases and marketing budgets than we do. If we are unable to use our resources to successfully compete, our expansion and our future profitability will be harmed.

2.3 IF OUR PRESIDENT LEAVES, IT COULD SLOW OUR OPERATIONS AND GROWTH.

Our business will depend on the continued services of our president and founder, Robert V. McLemore. Our current design processes are based largely on his years of experience in the industry and his development of the proprietary design process itself. The loss of his services would be particularly detrimental in light of his management experience and his knowledge of the custom home design industry and of the proprietary process we use, which has enabled us to reduce legal risks, more effectively manage assets and make better design decisions over the past two years.

2.4 OUR BUSINESS IS SUBJECT TO HEAVY GOVERNMENT REGULATION.

The design and building of custom homes is governed by many different regulations, including environmental, zoning and building code requirements. These regulatory schemes vary to some extent from jurisdiction to jurisdiction. State or local regulations often limit the amount of revenues we can generate by limiting the size of lot that can be developed, the environmental impacts that must be taken into account, and other matters. Our success depends on continued compliance with state and local regulations, which could change or even prohibit our operations in the future.

2.5 THE SALE OF LARGE AMOUNTS OF OUR STOCK COULD REDUCE OUR STOCK PRICE.

A large number of our common shares presently outstanding are now eligible for public sale under the Securities Act of 1933, and registration of the shares described in this Reoffer Prospectus will increase that amount. Possible or actual sales in the future by existing shareholders could depress the price of our stock in the open market.

3 - USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Shares by the selling shareholders. They will receive those proceeds themselves.

4 - SELLING SHAREHOLDERS

The Shares to which this Reoffer Prospectus relates are being registered for reoffers and resales by the selling shareholders, who acquired them as compensation for their services as officers, directors and/or advisors of HouseRaising. The selling shareholders may resell all, a portion or none of such Shares from time to time.

Based on information available to us as of June 16, 2005, the table below sets forth the number of Shares of common stock owned by the selling shareholders, the number of Shares registered by this Reoffer Prospectus, and the number and percentage of outstanding Shares that the selling shareholders will own after the sale of the registered Shares, assuming all of the registered Shares are sold.

Shareholder	Relationship to HouseRaising	Shares Owned Before Sale	Shares Offered in Sale	Shares Owned After Sale	Percentage Owned After Sale (1)
Richard A. von Gnechten	Chief Financial Officer	162,412	162,412	0	*
Total		162,412	162,412	0	0.0%

* An asterisk denotes less than one percent (1%) ownership.

(1) Based on 38,126,787 shares of common stock issued and outstanding on April 29, 2005.

5 - PLAN OF DISTRIBUTION

The selling shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over the Counter Bulletin Board System (OTCBB) maintained by broker-dealer members of the NASD, or in private negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at prices otherwise negotiated. The selling shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The selling shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed to be underwriting discounts and commissions under the 1933 Act. The selling shareholders will bear all selling and other expenses incurred themselves. In addition to any Shares sold pursuant to this prospectus, the selling shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

Neither HouseRaising nor the selling shareholders can be sure that the selling shareholders will sell all or any portion of the Shares offered.

HouseRaising will pay all expenses in connection with this offering including the legal fees incurred in connection with the preparation of this registration statement and will not receive any proceeds from sales of any Shares by the selling shareholders.

6 -  INCORPORATION BY REFERENCE

The SEC allows HouseRaising to "incorporate by reference" information into this Reoffer Prospectus, which means that it can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

The following documents filed by HouseRaising (SEC file number 333-119311) with the Commission are hereby incorporated by reference:

- The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2004, filed with the Securities and Exchange Commission;

- The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the year ended December 31, 2004; and

- All documents subsequently filed by HouseRaising pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such documents shall be deemed incorporated by reference into this registration statement and to be a part hereof from the date such documents are filed. The statements in this document will modify and supersede any inconsistent statements contained in a document incorporated or deemed incorporated into this prospectus. Any statement that is modified or superseded does not, except as modified or superseded, constitute a part of this Prospectus.

HouseRaising will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus. Requests should be directed to Christine Carriker at HouseRaising's executive offices, located at 4801 East Independence Boulevard, Suite 201, Charlotte, North Carolina, 28212. HouseRaising's telephone number is (704) 532-2121. Our website address is www.houseraising.com.

HouseRaising files annual, quarterly and period reports, proxy statements and other information with the Securities and Exchange Commission using the SEC's EDGAR system. The SEC maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us and other registrants that file reports electronically with the SEC. You may read and copy any materials that HouseRaising files with the SEC at its Public Reference Room at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms. HouseRaising's common stock is traded on the Over the Counter Bulletin Board (OTCBB), under the symbol HRAI.

HouseRaising makes available to its shareholders a copy of its annual report on Form 10-KSB, which contains audited financial statements, and such other reports as HouseRaising, from time to time, deems appropriate or as may be required by law. HouseRaising uses the calendar year as our fiscal year.

You should rely only on the information contained in this document or to which this document has referred you. HouseRaising has not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein. This prospectus is not an offer to sell these securities in any state where the offer or sale of these securities is not permitted. The information in this prospectus is current as of June 16, 2005, and not necessarily as of any later date. If any material change occurs during the period that this prospectus is required to be delivered, this prospectus will be supplemented or amended.

7 -  INDEMNIFICATION OF DIRECTORS AND OFFICERS

North Carolina law permits a corporation to indemnify its directors, officers, employees and agents for certain liabilities and expenses, including liabilities and expenses arising under the Securities Act of 1933, under certain circumstances. Those circumstances provide that a director, officer, employee or agent may be indemnified if the person conducted himself in good faith and reasonably believed that his conduct was in the best interests of the corporation. A copy of Section 55-8-51 of Chapter 55 of the North Carolina General Statutes, also known as the North Carolina Business Corporation Act, that addresses indemnification of directors, officers, employees and agents, is attached hereto as Exhibit 99.1.

HouseRaising's Bylaws provide for indemnification of its directors, officers, employees and agents to the fullest extent provided by law. HouseRaising's Board of Directors may amend its bylaws in the future to alter such indemnification. The corporation also may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs, and expenses, whether or not the corporation would have the legal power to indemnify them directly against such liability.

Although North Carolina law and HouseRaising's Bylaws allow indemnification for directors, officers, and people who control the company, the Commission believes that indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

The effect of indemnification may be to limit the rights of HouseRaising and its stockholders (through stockholders' derivative suits on behalf of HouseRaising) to recover monetary damages and expenses against a director or officer for breach of fiduciary duty.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3 - INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company (SEC file number 333-119311) with the Commission are hereby incorporated by reference:

-	The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2004, filed with the Securities and Exchange Commission;

-	The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the year ended December 31, 2004; and

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective  mendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such documents shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date such documents are filed. The statements in this document will modify and supercede any inconsistent statements contained in a document incorporated or deemed incorporated in this prospectus. Any statement that is modified or superseded does not, except as modified or superseded, constitute a part of this Prospectus.

ITEM 4 - DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5 - INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6 - INDEMNIFICATION OF DIRECTORS AND OFFICERS.

North Carolina law permits a corporation to indemnify its directors, officers, employees and agents for certain liabilities and expenses, including liabilities and expenses arising under the Securities Act of 1933, under certain circumstances. Those circumstances provide that a director, officer, employee or agent may be indemnified if the person conducted himself in good faith and reasonably believed that his conduct was in the best interests of the corporation. A copy of Section 55-8-51 of Chapter 55 of the North Carolina General Statutes, also known as the North Carolina Business Corporation Act, addressing indemnification of directors, officers, employees and agents, is attached hereto as Exhibit 99.1.

HouseRaising's Bylaws provide for indemnification of its directors, officers, employees and agents to the fullest extent provided by law. HouseRaising's Board of Directors may amend its bylaws in the future to alter such indemnification. The corporation also may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs, and expenses, whether or not the corporation would have the legal power to indemnify them directly against such liability.

Although North Carolina law and HouseRaising's bylaws allow indemnification for directors, officers, and people who control the company, the Commission believes that indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 933 and is therefore unenforceable.

The effect of indemnification may be to limit the rights of HouseRaising and its stockholders (through stockholders' derivative suits on behalf of HouseRaising) to recover monetary damages and expenses against a director or officer for breach of fiduciary duty.

ITEM 7 - EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8 - EXHIBITS.

The following exhibits are filed as part of this Registration Statement: Certain of the Exhibits set forth in the following index are incorporated by reference.

23.1*	Consent of Traci J. Anderson, CPA
23.2*	Consent of Law Offices of Harold H. Martin, P.A.
99.1*	Copy of Section 55-8-51 of Chapter 55 of the North Carolina General Statutes, also known as the North Carolina Business Corporation Act, addressing indemnification of directors and officers
----------
* Filed with this Form S-8.

ITEM 9 - UNDERTAKINGS.

The undersigned registrant undertakes:

(a)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(1)	include any prospectus required by section 10(a)(3) of the Securities Act.

    (2) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission as required by to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (3) To include any additional or changed material information on the plan of distribution.

(b)     That, for determining liability under the Securities Act of 1933, the Registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(c)     To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering. The undersigned Registrant undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report as required by Section 13(a) or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Because indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers, and controlling persons of the
Registrant according to the provisions set forth or described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifi-cation by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on June 16, 2005.

HOUSERAISING, INC.

BY: /s/ Robert V. McLemore
Robert V. McLemore, President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE

/s/ Robert V. McLemore	President and Director	June 16, 2005
Robert V. McLemore

/s/ Charles M. Skibo	Chief Executive Officer and Director	June 16, 2005
Charles M. Skibo

/s/ Richard von Gnechten	Chief Financial Officer	June 16, 2005
Richard von Gnechten

/s/ Christine M. Carriker	Secretary, Treasurer and Director	June 16, 2005
Christine M. Carriker

/s/ Grant S. Neerings	Director	June 16, 2005
Grant S. Neerings

/s/ James S. O’Connor	Director	June 16, 2005
James S. O’Connor